PROSPECTUS SUPPLEMENT NO. 8	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated April 7, 2022)	Registration No. 333-260458

107,357,335 Shares of Class A Common Stock
8,325,000 Warrants to Purchase Shares of Class A Common Stock
____________________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 7, 2022 (as supplemented from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 12, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus relates to: (a) the offer and sale by us of: (i) 8,325,000 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of 8,325,000 private placement warrants that were held by Osprey Sponsor II, LLC (the “Sponsor”) at the closing (the “Closing”) of the merger by and among Osprey Technology Acquisition Corp. (“Osprey”), Osprey Technology Merger Sub, Inc. and BlackSky Holdings, Inc. (“Legacy BlackSky”), 4,162,500 of which are currently exercisable at a price of $11.50 per share and 4,162,500 of which will not be exercisable unless and until the date that our Class A Common Stock shall reach a trading price of $20.00 per share on the New York Stock Exchange (“NYSE”) and are then exercisable at a price of $20.00 per share (collectively, the “Private Placement Warrants”), (ii) 15,812,500 shares of Class A Common Stock issuable upon the exercise of 15,812,500 warrants, exercisable at a price of $11.50 per share (the “Public Warrants”), and (iii) 5,725,772 shares of Class A Common Stock reserved for issuance upon the exercise of certain outstanding options and warrants to purchase Class A Common Stock and vesting of restricted stock units for Class A Common Stock; and (b) the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of: (i) 62,938,725 shares of Class A Common Stock consisting of (1) 49,764,934 shares of Class A Common Stock beneficially owned by certain former stockholders of Legacy BlackSky, (2) 3,497,461 shares of Class A Common Stock issuable to certain former Legacy BlackSky stockholders upon the vesting of restricted stock units, (3) 1,770,080 shares of Class A Common Stock issuable to a former Legacy BlackSky stockholder upon the exercise of a warrant, (4) 1,843,500 shares of Class A Common Stock owned by JANA Capital LLC, and (5) 6,062,750 shares of Class A Common Stock issued to the Sponsor and certain affiliates of the Sponsor; (ii) 18,000,000 shares of Class A Common Stock purchased at Closing by a number of subscribers pursuant to separate PIPE subscription agreements; (iii) 800,000 shares of Class A Common Stock purchased by Palantir at Closing pursuant to the Palantir subscription agreement; (iv) 8,325,000 shares of Class A Common Stock issuable upon the exercise of 8,325,000 Private Placement Warrants; (v) 8,325,000 Private Placement Warrants purchased by the Sponsor in connection with Osprey’s initial public offering and (vi) 1,481,110 shares of Class A Common Stock consisting of (1) 309,862 shares of Class A Common Stock issuable upon the exercise of 309,862 options at a weighted average exercise price of $1.5282, (2) 148,369 shares of Class A Common Stock issuable upon the vesting of restricted stock units, (3) 64,797 shares of Class A Common Stock and (4) 958,082 shares of Class A Common Stock held by Legacy BlackSky’s founders.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on NYSE under the symbol “BKSY,” and the Public Warrants are listed on NYSE under the symbol “BKSY.W.” On September 8, 2022, the last quoted sale price for our Class A Common Stock as reported on NYSE was $2.13 per share and the last quoted sale price for our Public Warrants as reported on NYSE was $0.27 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for the Prospectus and for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 10 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 12, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 8, 2022
BlackSky Technology Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39113	47-1949578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13241 Woodland Park Road
Suite 300
Herndon,	Virginia	20171
(Address of principal executive offices)		(Zip code)
(571) 267-1571
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BKSY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BKSY.W	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.07       Submission of Matters to a Vote of Security Holders

On September 8, 2022, BlackSky Technology Inc. (the “Company”) held its 2022 annual meeting of stockholders (the "Annual Meeting"). Holders of the Company's Class A common stock, par value $0.0001 per share, were entitled to vote on each proposal for each share held as of the close of business on July 13, 2022, the record date for the Annual Meeting. The matters voted on at the Annual Meeting and the votes cast with respect to each such matter are set forth below:

1.    Election of Class I Directors.

Each of the following nominees was elected to serve as a Class I director and to hold office until the Company's 2025 annual meeting of stockholders and until his respective successor has been duly elected and qualified, or until such director's earlier death, resignation or removal, based on the following results of voting:

Nominee	For	Withheld	Broker Non-Votes
Magid Abraham	40,741,816	7,074,364	19,865,404
David DiDomenico	40,654,168	7,162,012	19,865,404

2.    Ratification of Appointment of Independent Registered Public Accounting Firm.

The appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022 was ratified based on the following results of voting:

For	Against	Abstained
67,090,059	87,433	504,092

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 12, 2022

BLACKSKY TECHNOLOGY INC.

By:	/s/ Brian E. O'Toole
Name: Brian E. O'Toole
Title: Chief Executive Officer and Director